Exhibit 10.1

AGREEMENT of EMPLOYMENT

BETWEEN REPUBLIC BANK & TRUST COMPANY and LOGAN PICHEL

THIS AGREEMENT, dated this 24th day of April, 2020, is between Republic Bank & Trust Company, whose principal offices are located at 601 West Market Street, Louisville, Kentucky 40202 (referred to as “Employer” or “Bank”) and Mr. Logan Pichel (referred to herein as “Executive”). It is the intent of this Agreement that the Executive join Bank to serve as President of Republic Bank & Trust Company, upon the terms, conditions, and mutual covenants set forth herein.

In consideration of the mutual covenants set forth herein, Employer agrees to employ Executive and Executive agrees to be employed by Employer under the following terms and conditions:

WITNESSETH

 WHEREAS, the Executive is desirous of joining the employ of the Employer;

 WHEREAS, the Employer desires to engage the Executive’s active leadership and participation in the mission and business of the Employer;

 WHEREAS, in order to engage the Executive to join the employ of the Employer and in consideration of the Executive’s agreeing to join the employ of the Employer, the parties desire to specify the various benefits which shall be due the Executive by the Employer as the Executive assumes the various duties set forth herein;

 NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Definitions.

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)
Cause.  "Cause" shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform the Executive's duties with the Bank (other than any such failure resulting from Disability or temporary incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Bank (the "Bank Board"), which demand specifically identifies the manner in which the Bank Board believes that the Executive has not substantially performed his duties; or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Bank or the Parent.  For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Bank or the Parent.

(b)
Change of Control of the Employer.  “Change of Control” of the Bank shall mean a change in control of Republic Bancorp, Inc. (“Parent”) or the Bank which  shall mean (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Parent  or the Bank representing a greater percentage of the combined voting power of the Parent’s or Bank’s then outstanding stock, than the Trager Family Members as a group; (ii) an event or series of events which have the effect of decreasing the Trager Family Members’ percentage ownership of the combined voting power of the Parent’s or Bank’s then outstanding stock to less than 25%; or (iii) the business of the Parent or Bank is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.

A Change of Control shall also be deemed to occur if (i) the Parent or Bank enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, (ii) any person (including the Parent ) publicly announces an intention to take or to consider taking actions which have consummated would constitute a Change of Control, (iii) the Board of either Parent of Bank adopts a resolution to the effect that a potential Change of Control for purposes of the Parent’s then-current Stock Incentive Plan has occurred. For purposes of this paragraph, “Trager Family Member” shall mean Bernard M. Trager, Jean S. Trager and any of their lineal descendants, and any corporation, partnership, limited liability company or trust the majority owners or beneficiaries of which are directly or indirectly through another entity, Bernard M. Trager, Jean S. Trager, or one or more of their lineal descendants, including specifically but without limitation, The Jaytee Properties Limited Partnership and Teebank Family Limited Partnership.

(c)	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)
Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause as defined in Section 1(a) above or for Disability as defined in Section 1(e) below, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(e)
Disability. “Disability” shall be defined for purposes of this Agreement as the Executive being permanently disabled within Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months in the opinion of at least two physicians chosen by the Employer.

(f)	Effective Date. “Effective Date” shall mean the date services begin hereunder which shall be a date agreed to by the parties but if no earlier date is agreed, then July 1, 2020.

(g)	Fair Market Value. “Fair Market Value” shall mean as of any date, the value of a share of Stock determined as follows:

1)
If the Stock is listed on any established stock exchange or a national market system, including, without limitation, The NASDAQ Stock Exchange, its Fair Market Value shall be the closing market price of the Stock as reported on the date of determination, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of the determination, as quoted on such system or exchange, or the exchange with the greatest volume of trading in Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

2)
If the Stock is quoted on The NASDAQ Stock Exchange or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

3)
In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Committee, by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Code Section 409A and Treasury Regulations thereunder; or

In the case of Stock Options as defined in Subsection 1(o) below, Fair Market Value shall mean the option’s value as determined at grant according to Black-Scholes, or other acceptable valuation method, as reported by the Parent in its financial statements according to SEC requirements.

(h)
Fringe Benefits. “Fringe Benefits” shall mean the employer-paid portion of health insurance maintained for the Executive by the Employer and any other executive perquisites the Employer may provide to its executive employees generally.

(i)	Good Reason. Termination by the Executive for “Good Reason” shall be based on:

1)
Without the Executive’s express written consent, (i) the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of President of the Employer or (ii) a material adverse change made by the Employer in the Executive’s functions, duties or responsibilities as an officer of the Employer, or (iii) if Executive is not appointed to the position of CEO on or before January 1, 2022, provided that, in each case, Executive resigns this employment within 90 days after the first occurrence of such an event and the Bank does not cure the circumstance within that period;

2)
Without the Executive’s express written consent, a material reduction in the Executive’s Base Salary as the same may be increased from time to time unless pursuant to a general plan of reductions that is applied to generally to all executive management of the Bank, or, except to the extent permitted by Section 4 below, a material reduction in the compensation and/or benefits package provided to the Executive (unless mutually agreed upon under the circumstances), taken as a whole;

3)
The principal Executive office of the Employer is relocated more than 40 miles from the current principal Employer office or, without the Executive’s express written consent, the Employer requires the Executive to be based anywhere other than an area in which the Employer’s principal office is located, except for required travel on business of the Employer to an extent substantially consistent with a Bank president’s business travel obligations;

4)	Any purported termination of the Executive’s employment by the Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(k) below; or

5)	The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11 below.

(j)	IRS. IRS shall mean the Internal Revenue Service.

(k)
Notice of Termination.  Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause or Disability or in any other situation in the discretion of the CEO , or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which normally shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 16 below. In effect, the Notice of Termination is the specific documentation by which one party communicates an intended termination to the other party and sets the date of that intention and the Date of Termination. Notice of non-renewal of this Agreement is also considered to be the same as a Notice of Termination.

(l)
Person. Person shall mean an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity.

(m)
Participant’s Award Agreement. A Participant’s Award Agreement shall mean a certificate of grant or, if there are promises required of the recipient of an agreement, in such form as the Compensation Committee prescribes from time to time, setting forth the terms and conditions of an incentive or stock award.

(n)	Plan. Plan shall mean the Republic Bancorp, Inc. 2015 Stock Incentive Plan, which shall govern the terms and conditions of all long-term incentive plan awards, as appropriate.

(o)	Stock Option. Stock Option shall mean an Incentive Stock Option or a Nonqualified Stock Option.

(p)
Stock Unit. Stock Unit shall mean an award denominated in units convertible into Stock, which may be earned and vested based on performance or the passage of time, as described in the Plan or a Participant’s Award Agreement or both. A Stock Unit might also be called a “Restricted Stock Unit” or RSU, or a “Performance Stock Unit” or PSU, depending upon its terms.

(q)	Subsidiary or Subsidiaries shall mean any corporation which at the time qualifies as a subsidiary of the Parent under the definition of “subsidiary corporation” in Code Section 424(f).

2.	Term of Employment.

(a)
The Employer hereby employs the Executive as President of the Bank for a period beginning from Effective Date through and including December 31, 2021 with the Employer, with annual renewals thereafter pursuant to Subsection 2(b) below (the “Term”).

(b)
The Employer hereby employs during the Term the Executive as President of the Bank and Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement.  On or before 60 days prior to the end of the initial term hereunder (ending December 31, 2021, and every annual anniversary thereafter (no later than the end of February of the next year), the Chief Executive Officer of the Employer shall consider and review (after taking into account all relevant factors, including the Executive’s performance hereunder) an extension of the Term, and the Term shall extend for an additional year, unless the Executive gives written notice to the Employer pursuant to Section 16 below of the Executive’s election not to extend the Term, or the Board gives written notice to the Executive of the Employer’s election not to extend the Term, with such written notice to be given not less than sixty (60) days prior to the end of any prior Term. The parties shall be deemed to have extended this Agreement for an additional year on December 31, 2021 and on each annual anniversary of the date of this Agreement, in the absence of timely notice by one party to the other to the contrary in accordance with this section, provided, however, that if either the Parent or the Bank is deemed to be in “troubled condition” as defined in 12 C.F.R. §§225.71 or 303.101(c) (or any successors thereto) as of the applicable annual anniversary of the Effective Date, then the term of this Agreement shall not be extended unless and until the Employer shall have received all requisite regulatory approvals, non-objections or consents to such renewal pursuant to the provisions of 12 C.F.R. Part 359.

(c)
If any party gives timely notice (which shall mean 60 days) that the Term will not be extended as provided above, then this Agreement shall terminate at the conclusion of its remaining Term.  References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

(d)
During the term of this Agreement, the Executive shall perform such Executive services for the Employer as may be consistent with his titles and duties from time to time assigned to him by the Chief Executive Officer.

3.	Scope of Employment.

Executive shall be Employer’s President, and shall be responsible for giving his best efforts to the following:

a.
Carrying out and performing the duties of the President pursuant to the bylaws and the strategic plan, mission statement and the policies of the Employer (including maintaining reasonable business records of the Employer) as such may from time to time be adopted or amended by the Chief Executive Officer and the Board of Directors of the Employer;

b.	The performance of duties as set forth in the job description at the Bank for the position of President; and

c.	Such other duties and responsibilities as may be assigned by Employer in conjunction with Executive’s role as the President.

Executive shall report regularly in periodic staff, senior management, and CEO meetings as has been customary on the operations of the Bank and shall be subject to the supervision of the CEO.

4.	Salary and Benefits.

(a)
Salary.  Commencing on the Effective Date, Bank will pay Executive an annual base salary during Executive’s employment under this Agreement for his services as Bank’s President in the annualized amount of $650,000, which will be payable in installments in accordance with Bank’s standard payroll practices, net of tax withholdings the Employer determines are required. Such base salary will not include any benefits made available to Executive and will be reduced by any contributions or payments made on his behalf pursuant to any Employee benefit plan or program of Bank in which he enrolls, including his share of the costs for any health, disability or life insurance plan or program, his elected deferrals into a 401(k) or deferred compensation plan, retirement plan or similar plan or program of any nature.  Executive’s performance will be reviewed by the CEO annually and any annual increases in base salary shall be approved by the CEO and/or Board Committee in accordance with Bank policies and procedures.

(b)
CEO Bonus Objectives. Executive will be eligible for a guaranteed bonus for the period from Effective Date to December 31, 2020 in the amount of $325,000 which shall be payable providing that Executive remains employed by the Bank on March 12, 2021 and paid no later than that date. In addition, his regular performance-based bonus which begins for the calendar year 2021 shall be calibrated at a target amount of $500,000 for successful target results during that year with lesser amounts for various levels of lower (intermediate) performance. Executive’s bonus compensation, if any, will be paid in accordance with goals established by the CEO based on the parameters described in the current Bank Bonus Plan, as same may be amended for general application.  The annual bonus amount for 2021 and thereafter for the Executive will be approved by the CEO and/or Board committee in accordance with existing Bank policies and procedures.

(c)
Benefits.  During Executive’s employment under this Agreement, Bank will provide Executive with all benefits made available to other similarly-situated executives of the Bank from time to time, with any such benefits to be in accordance with Bank’s plans and policies. The same will be true for any voluntary benefits provided by the Bank to be paid by the Executive. Executive will also be eligible to have regular dues payments made for him and his family from the Bank for an annual Country Club membership as mutually agreed upon between the CEO and Executive in order to help Executive conduct the Employer’s business.

(d)
Vacation.  Executive is entitled to twenty-five (25) business days paid time off (PTO) for each calendar year (prorated for the shorter employment period in 2020) during his employment under this Agreement, which time, if unused will not carry forward to future years. Executive agrees to take all paid time off days at such time or times so as not to unreasonably interfere with the performance of his duties as the Bank’s President.

(e)
Reimbursement of Expenses.  Bank will reimburse Executive, in accordance with Bank policy, for all expenses actually and reasonably incurred by him while furthering the business interests of Bank.  Reimbursable business expenses will include normal business travel expenses (and air travel in coach class unless agreed to beforehand with the CEO) for Executive.  Reimbursement will be made to Executive upon appropriate documentation of such expenditures in accordance with Bank’s written policies.

(f)
Relocation Allowance. Bank will pay Executive a relocation stipend of $75,000 in order to cover such expenses as Executive’s moving costs, real estate commission and other fees on the sale of his home, visits by his family to the Louisville area, and such other expenses that arise in connection with his family’s relocation in the discretion of President. The stipend shall be paid to the Executive within 30 days after the Effective Date, net of any tax withholdings as the Bank determines are required by law. This relocation allowance shall also be subject to clawback by the Bank if Executive leaves the Bank without Good Reason or is terminated by the Bank for Cause prior to January 1, 2022.

(g)
Long-Term Incentive Plans (LTIPs). The Executive shall receive a “make whole” Stock Option grant in Parent stock within 30 days after the Effective Date. The grant shall have a Fair Market Value of $425,000 and shall be in the form of non-qualified stock options issued with an exercise price of Fair Market Value of the Parent stock on the date of grant. Vesting for this grant shall begin at date of grant and shall be fully cliff-vested at December 31, 2023. Options are exercisable for one year after the vesting date and shall be subject to a two-year hold on sale as shall be described in the Award Agreement.

Beginning on the first business day in January 2021 or as soon thereafter as possible, and each year thereafter, Executive shall be awarded three tranches of long-term incentive plan (LTIP) awards as set forth below, each award being subject to three-year cliff vesting (such that these first awards will fully vest (in the case of PSUs, to the extent earned) on December 31, 2023). Awards payable in Parent stock shall also be subject to a two-year restriction on sale from the date of vesting. Such awards shall be eligible to be counted toward Parent’s stock ownership guidelines for executives and directors as shall exist from time to time.

1)	The first grant for 2021 shall be restricted stock units (RSUs), payable in Parent stock with a Fair Market Value at the date of grant of $200,000, issuable on the vesting date.

2)
The second grant for 2021 shall be performance share units (PSUs) for stock or stock and cash that together have a Fair Market Value at the date of grant of $200,000, payable in whole or in part on the vesting date set forth in the Award Agreement based on the extent to which three performance criteria as established by the Bank are achieved.  The performance criteria shall determine the ultimate value and vesting of the awards (at threshold, target and maximum levels). Such performance criteria can be revised or updated for Awards in future years in the Bank’s discretion.

3)
The third grant for 2021 shall be performance stock options (PSOs), which are nonqualified stock options, that vest and become exercisable for one year on the third anniversary of grant with a Fair Market Value at grant of $200,000.

(h)
Severance Benefits.  If the Bank terminates Executive’s employment other than for Cause before April 1, 2022, or President resigns his position before April 1, 2022 for Good Reason, severance as described herein will be payable.

Upon this occurrence, Severance shall equal one years’ base salary (In the amount in effect at the Date of Termination) payable in regular payroll installments over that period, plus annual bonus at target (initially set at $500,000) also payable in regular payroll installments during the one-year period after the Date of Termination (except, in each case, as may be required to comply with Code Section 409A as provided in Section 27 below).

In addition, upon this occurrence, RSUs and PSUs from the 1/1/21 grant will become 100% earned and vested (accelerate vesting), but the PSOs from the 1/1/21 grant do not accelerate vesting and upon this occurrence, shall lapse and become null and void.

Similarly, upon this occurrence, options from the 2020 (“make whole”) grant will also have accelerated vesting applied.

In addition to cash Severance and the vesting provided above, upon this occurrence, the Employer will maintain in full force and effect, for the continued benefit of the Executive for 12 months all employee welfare benefit plans within the meaning of Sections 3(1) of the Employee Retirement Income Security Act of 1974 (the "Plans"), in which Executive was participating immediately prior to a such termination (unless Plans generally available to employees of the Bank have been modified since the event, in which case the Plans to be continued shall be those in effect at the level most comparable to that available to the Executive at the Date of Termination.  In the event that the Executive's participation in any Plan of the Employer is prohibited, the Employer shall arrange to provide the Executive with benefits substantially similar in value (without regard to similarity in tax consequence) to those which the Executive is entitled to receive under that Plan, for such period.  To the extent such Plans or provisions for comparable Plans constitute "deferred compensation" within the meaning of Section 409A of the Code, the  Employer shall not delay or accelerate payment to vendors or third parties for such coverage on Executive's behalf, beyond the normal periodic payment periods then applicable for the Plans for employees generally.

As a precondition, all of the above severance rights assumes that a regular release in a form reasonably tendered by the Bank to Executive within 10 days after the Date of Termination is signed by Executive and not revoked by its terms, within 60 days following the Date of Termination, with no Severance, vesting or Plans to be paid or provided until that 60th day.

If prior to the Executive’s receipt of the Severance set forth in Section 4(h) above, it is determined that the Executive (i) committed any fraudulent act or omission, or breach of fiduciary duty with regard to the Employer that has had or is likely to have a material adverse effect on either of the Bank or the Parent, (ii) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of either the Bank or Parent, (iii) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on either Bank or Parent, or (iv) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 affecting the Bank, then the Severance shall not be provided to the Executive.  If it is determined after the Executive receives the Severance that any of the matters set forth in clauses (i) through (iv) of this Section are applicable to the Executive, then the Executive shall promptly (and in any event within ten (10) business days following written notice to the Executive) return an amount equal to the Severance to the Employer in immediately available funds.

(i)
Change of Control Benefits. Similarly, upon a Change of Control as defined in Section 1(b) above which occurs on or before January 1, 2022 and is followed within two years thereafter by an involuntary termination of employment either (a) without Cause by the Bank, or (b) by the Executive for Good Reason as defined in Subsection 1(j) above, the other benefits, vesting, terms and conditions of Severance Benefits above shall apply, subject to the same release requirement as applied in Subsection 4(h) above.

Reduction of Amounts Payable. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Bank to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all such amounts payable.  Pursuant to this Section 4(i), the Bank’s or Parent’s Compensation Committee has the power to reduce severance benefits payable under this Agreement, if such benefits alone or in conjunction with termination benefits provided under any other Bank or Parent  plan or program, would cause the Bank to forfeit otherwise deductible payments; provided, however that no benefits payable under this Agreement shall be reduced pursuant to this Section 4(i) to less than $1.00 below the amount of benefits which the Bank can properly deduct under Section 280G(a) of the Code.

Assuming that the President attains the CEO position on or before January 1, 2022, it is the Bank’s intent to offer a new Change of Control agreement at that time that includes two times salary plus two times average bonus in the event of the occurrence of a double trigger termination, on terms similar to those then in effect for other executive officers of the Bank.

5.	Termination.

Employer may terminate this Agreement and Executive’s employment for Cause as defined in Section 1(a) above. Notwithstanding the foregoing, this Agreement shall not be deemed terminated for Cause without reasonable notice to the Executive setting forth the reasons for the termination as set forth in the Notice of Termination definition in Section 1(k) above; an opportunity for Executive to be heard before the CEO; and delivery of a Notice of the decision of the CEO that Executive has engaged in conduct described above as reason for termination for Cause. The decision of the CEO will specify his findings and his determination.

Upon termination of the Agreement for Cause as defined in Section 1(a) above, Executive shall be entitled to only such sums as may have accrued to or vested in Executive’s accounts for work performed up to the date of the termination of this Agreement, which amounts will not include a pro-rated annual bonus for the year for which Cause is determined.

This Agreement and Executive’s employment may also be terminated if Executive is unable to fulfill his duties due to Disability as defined in Section 1(f) above or death. If this Agreement is terminated due to the Executive’s Disability or death, Executive shall be entitled to receive such sums as may have accrued to or vested in Executive’s accounts and long-term incentive plans for work performed up to the date of the termination of this Agreement.

(a)
Subject to Payment of Severance as provided above, the Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)
In the event that the Executive’s employment is terminated by the Employer for Cause, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)
In the event that the Executive’s employment is terminated as a result of Disability, or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)
In the event that (i) the Executive’s employment is terminated by the Employer prior to April 1, 2022, for other than Cause, Disability, or the Executive’s death, or (ii) such employment is terminated by the Executive in that period for Good Reason, then the Employer shall pay to the Executive Severance Benefits as set forth in Section 4(h) above, provided, however, that, such  payments shall cease and recourse sought to recover them if the former Executive violates certain express covenants contained below including non-competition, non-solicitation, and confidentiality (“clawback” provision; in this regard see Section 28 below).  Also, in the event that Executive shall obtain alternative employment in the banking or financial services industry with a branch or physical presence outside of the bank’s current states as set forth in Section 6(a) below before the conclusion of 52 weeks from his Date of Termination, it shall be his legal duty and responsibility in mitigation to immediately notify Employer of that fact and the Employer shall then cease any and all remaining pay or bonus installments and benefit Plans for the remainder of the 52-week period.

(e)
In the event that (i) the Executive’s employment is terminated Before January 1, 2022 concurrently with or within two years after a Change of Control for other than Cause, Disability, or the Executive’s death (or (ii) the Executive elects to terminate his employment for Good Reason, then the Employer shall pay to the Executive, such Change of Control Benefits as set forth in Section 4(i) above, provided, however, that, such  payments shall cease and recourse sought to recover them if the former Executive violates certain express covenants contained below  including non-competition, non-solicitation, and confidentiality (“clawback” provision in this regard see Section 28 below). Further, in the event that Executive shall obtain alternative employment in the banking or financial services industry outside of a state in which the Bank has a branch or physical presence as set forth in Section 6(a) below before the conclusion of the 52 week payment period after his Date of Termination, it shall be his legal duty and responsibility in mitigation to immediately notify Employer of that fact and the Employer shall then cease any and all remaining pay or bonus installments and any benefit Plan coverage for the remainder of the 52-week period.

6.	Agreement Not to Compete.

In consideration of employment obtained by Executive and all other consideration in this Agreement, Executive covenants and agrees as follows:

(a)
The Executive agrees and covenants that after the termination of his employment (whether or not during the Term of this Agreement) and for a period of two years thereafter, he will not directly or indirectly own, manage, operate, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which sells or attempts to provide products or services in the banking or financial services industry in a state in which the Employer has a branch or physical presence that the Employer engages in with similar products or services that the Employer provides, to any customer or client of Employer other than in an incidental manner,  and any other state that Employer has committed significant resources toward entering during the term of Executive’s employment for the conduct of traditional banking business.

(b)
During the term of this Agreement and thereafter, Executive shall not at any time, directly or indirectly, use or disclose to any persons, except Employer and its duly authorized Directors and officers or other executives entitled thereto, trade secrets, confidential, proprietary, or other information acquired by Executive in the course of his employment in any capacity whatsoever. This paragraph shall not apply to the disclosure of such information by Executive pursuant to a duly-issued subpoena or other form from a court of competent jurisdiction or pursuant to an investigation, hearing, or other proceeding conducted under oath by an agency of the federal or state government, provided that he shall notify Employer before responding to same such that the Employer may have the opportunity to contest the disclosure demand.

(c)	If Executive violates this covenant, Employer shall be entitled, in addition to any other legal or equitable damages or remedies available, to an injunction restraining such violation.

(d)	If Executive violates this covenant during the employment term of this Agreement, Employer may terminate this Agreement for Cause.

(e)
In the event that the provisions of this Section should be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted under applicable law.

7.	Agreement Not to Solicit Customers, Prospects, and Vendors.

During the term of Executive’s employment (whether or not during the Term of this Agreement) and for two years after termination of employment with Employer, regardless of the reason for employment termination, Executive agrees that Executive will not directly or indirectly solicit or attempt to solicit any business that directly or indirectly competes with the Bank’s main business lines as discussed in its annual report for the previous year from any of the Employer’s customers or clients, customer prospects, or vendors with whom Executive had contact during the last three (3) years of his employment with the Employer.

8.	Agreement Not to Solicit Employees.

During the term of Executive’s employment (whether or not during the Term of this Agreement)and for two years after termination of employment with Employer, regardless of the reason for employment termination, Executive agrees that Executive will not directly or indirectly on his own behalf or on behalf of any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce any Employee of the Employer with whom he has had personal contact or supervised while performing his job duties to terminate their relationship with Employer.

9.	Covenant of Non-Disparagement.

The Executive covenants never to disparage or speak ill of the Employer or any of its products, services, affiliates, subsidiaries, officers, directors, Executives or shareholders, and will take reasonable steps to prevent and will not knowingly permit any of his agents to, disparage or speak ill of Employer.

10.	At-Will Status.

Executive acknowledges and agrees that, consistent with the Bank’s policies, and also in alignment with most employment relationships in the United States today, nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, Executive understands that he is an at-will Executive and that the Employer may terminate his employment at any time for any reason and Executive is similarly free to resign at any time for any reason.

11.	Successors.

In the event of a merger, consolidation or reorganization involving Employer, the Agreement shall continue in force and become an obligation of Employer’s successor or successors.

12.	Severability.

In the event that any provision(s) hereof shall be held invalid and/or contrary to applicable law by any court of competent jurisdiction, the remainder to the Agreement shall remain in full effect and as if such invalid provision(s) were not contained herein.

13.	Mitigation; Exclusivity of Benefits.

The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to Executive benefit plans of the Employer or otherwise.

14.	Withholding.

All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

15.	Assignability.

The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Employer, or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said Employer, Employer or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

16.	Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Steve Trager
Chief Executive Officer 601 West Market Street, Louisville, Kentucky 40202

To the Executive:	Logan Pichel
4082 Greystone Drive
Birmingham, Alabama 35242

17.	Amendment; Waiver.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is mutually agreed to in writing and signed by the Executive and the CEO.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky, to the extent not preempted by a Federal law such as ERISA.

19.	Nature of Obligations.

Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the Parties, except as otherwise expressly provided hereto.

20.	Headings.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

22.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.	Regulatory Prohibition.

In the event of the Executive’s termination of employment with the Employer for Cause, all employment relationships and managerial duties with the Employer shall immediately cease regardless of whether the Executive remains in the employ of the Employer following such termination.  Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Employer.

Notwithstanding any other provision of this Agreement, the parties agree this Agreement shall be terminated or not observed, if and to the extent it violates bank regulatory rules involving the subject matter hereof, including but not limited to the following:

(a)
If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)
If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)
If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)
Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

24.	Tax Withholding.

The Executive retains the responsibility for the calculation and payment of all personal U.S. tax liabilities. While Employer will withhold from amounts payable to Executive hereunder based on its interpretation of its withholding requirements, it makes no guarantee as to the tax consequences of amounts paid hereunder or the adequacy or accuracy of such withholding.

25.	Indemnification.

The Employer shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Kentucky law and its governing documents against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employer (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The obligations of Employer in this Section 25 will survive the termination of this Agreement for any reason.

26.	Arbitration.

All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration.  Provided, however, any aggrieved party may petition a federal or state court of competent jurisdiction in for interim injunctive or other equitable relief to preserve the status quo until arbitration can be completed in the event of an alleged breach of this Agreement.

A party may initiate arbitration by sending written notice of its intention to arbitrate by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association (“AAA”) for an arbitration to take place in Louisville, Kentucky, (the “Arbitration Notice”).  The Arbitration Notice will contain a description of the dispute and the remedy sought.  The arbitration will be conducted before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the Parties.  In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.  The arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration, including without limitation the expedited procedures set forth therein (the “AAA Rules”).  The decision of the arbitrator(s) will be final and binding on all Parties and their successors and permitted assignees.

The judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The arbitrator(s) will be selected no later than 60 days after the date of the Arbitration Notice.  The arbitration hearing will commence no later than 120 days after the arbitrator(s) is selected.  The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.  The arbitrator’s fees and costs will conform to the then current AAA fee schedule and will be borne equally by the Parties.

27.	Section 409A Compliance.

(a)	Delay in Payments for Specified Employees. Notwithstanding any other provisions hereof, if the Executive is a "key employee" within the meaning of Section 416(i) (but without regard to Section 416(i)(5)) of the Code , as of the last identification date thereof and determined in the manner provided in Treasury Regulation §1.409-1(i), when the Executive's Date of Termination, and stock of the Parent or Bank is at such date publicly traded on an established securities market or otherwise, any non-409A-exempt severance compensation and benefits payable pursuant to this Agreement shall not be paid earlier than 6 months following the Date of Termination If the preceding sentence applies to the Executive, then the severance, reimbursements and benefits required hereby shall not be paid or provided until 6 months following the Executive's Date of Termination unless such benefits or amounts do not constitute "deferred compensation" within the meaning given in Section 409A of the Code. For example, such benefits or amounts might not be deferred compensation to the extent benefits provided can be excluded from the Executive's gross income as is reportable by the Parent or the Bank on wage reports, or if they would be deductible by the Executive under Code Section 162 or 167 (without regard to any limitations based on adjusted gross income), and are provided or reimbursed prior to the end of the second calendar year following the calendar year in which the separation occurs. If a benefit or payment cannot be provided or paid for by the Employer during the 6 month period following the Date of Termination as a result of this timing restriction, the Employer shall accumulate such amounts and pay them, without interest, to the Executive within 5 days after the 6 months delay period has expired.

(b)
Meaning of "Termination" or "Separation.”  If and to the extent termination of employment, or separation from service is required to trigger payment rights hereunder, such phrase shall have the meaning given in Treasury Regulation §1.409A-1(h) as reasonably interpreted by the Employer. Specifically, these phrases mean the date the Employer and the Executive reasonably anticipate that (i) the Executive will not perform any further services for the Employer or any other entity considered a single employer with the Employer under Section 414(b) or (c) of the Code (the "Employer Group"), or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).  The Employee will not be treated as having a termination of employment or separation from service while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Executive has a reemployment right with the Employer by statute or contract.  If a bona fide leave of absence extends beyond six months, a termination of employment or separation from service will be deemed to occur on the first day after the end of such six-month period, or on the day after the Executive's statutory or contractual reemployment right lapses, if later.

28.	Clawback Rights.

All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Bank, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

29.	Entire Agreement.

This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employer and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	EMPLOYER

	By:	/s/ Steve Trager
Steve Trager, Chief Executive Officer

EXECUTIVE

	By:	/s/ Logan M Pichel
Logan Pichel